COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
     IN DREYFUS EDISON ELECTRIC INDEX FUND, INC. AND THE
     STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX


     EXHIBIT A:
     _______________________________________________
    |           |                 |   STANDARD     |
    |           |     DREYFUS     |  & POOR'S 500  |
    |  PERIOD   | EDISON ELECTRIC |COMPOSITE STOCK |
    |           |   INDEX FUND    | PRICE INDEX *  |
    |-----------|-----------------|----------------|
    |  12/6/91  |          10,000 |         10,000 |
    | 10/31/92  |          10,911 |         11,455 |
    | 10/31/93  |          12,843 |         13,163 |
    | 10/31/94  |          10,607 |         13,671 |
    | 10/31/95  |          13,295 |         17,281 |
    |-----------|-----------------|----------------|

     * Source: Lipper Analytical Services, Inc.